UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 1, 2008
Natural Health Trends Corp.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-26272	59-2705336

(Commission File Number)	(IRS Employer Identification No.)

2050 Diplomat Drive, Dallas, Texas	75234

(Address of Principal Executive Offices)	(Zip Code)
(972) 241-4080

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On and effective as of December 1, 2008, John Cavanaugh and the Company mutually agreed to terminate the Employment Agreement dated as of December 8, 2006, between the Company and Mr. Cavanaugh. As a result of the agreement dated December 1, 2008, the Company is no longer obligated under the Employment Agreement to make any severance payments to Mr. Cavanaugh, but shares of restricted stock granted to Mr. Cavanaugh shall continue to vest during the six-month period referenced below (and may vest earlier under some circumstances). Mr. Cavanaugh was formerly the President of the Company’s subsidiary, MarketVision Communications Corp. (“MV Corp.”).
Pursuant to the agreement between Mr. Cavanaugh and the Company, the Company and MarketVision Consulting Group, LLC (“MV Consulting”), a company controlled by Mr. Cavanaugh, have also entered into a new agreement under which MV Consulting will provide consulting services by Mr. Cavanaugh. As part of that same agreement, MV Consulting has hired the other employees of MV Corp. and will provide limited access to them as consultants to the Company and its software development and support team over the next six months.
In 2004, as part of a merger between the Company and MV Corp, the Company granted to MV Consulting an irrevocable, exclusive, perpetual, royalty-free, fully-paid, worldwide, transferable, sublicensable right and license to use, copy, modify, distribute, rent, lease, enhance, transfer, market, and create derivative works of the software and documentation owned by MV Corp. that was dormant unless and until an Event of Default occurred. The agreement dated December 1, 2008 acknowledges that an Event of Default occurred on January 1, 2007, under the Software License Agreement. The Company does not believe that the Event of Default, by itself, has had or will have a material adverse effect on the Company. The Company continues to own its version of the software and documentation and have the right to use its version of the software and documentation for its internal use only and not as an application service provider or service bureau, but may not rent, lease, license, transfer or distribute the software and documentation without MV Consulting’s prior written consent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 5, 2008

NATURAL HEALTH TRENDS CORP.
By:	/s/ Gary C. Wallace
Gary C. Wallace